MARKETPLACE HOME MORTGAGE - WEBDIGS, LLC
MEMBER CONTROL AGREEMENT

THIS  MEMBER CONTROL AGREEMENT is made effective as of the 1st day of August, 2008, by and among each of the undersigned:

R E C I T A L S

WHEREAS, the undersigned constitute all of the current members of Marketplace Home Mortgage - Webdigs, LLC, a Minnesota limited liability company; and

WHEREAS, Section 322B.37 of the Minnesota limited liability company Act authorizes a "Member Control Agreement" as defined therein;

WHEREAS, each of the undersigned wishes to enter into such an agreement; and

NOW, THEREFORE, each of the undersigned agrees as follows:

ARTICLE I
DEFINITIONS

Section 1.01  Definitions.  The terms defined in this Article I (except as may be otherwise expressly provided in this Agreement or unless the context otherwise requires) shall, for all purposes of this Agreement, have the following respective meanings:

"Act" means the Minnesota Limited Liability Company Act contained in Minnesota Statutes, § 322B.

"Agreement" means this Member Control Agreement as hereafter amended from time to time, including any schedules to the Agreement.

"Board" or "Board of Governors" means the board of governors of the Company.

"Capital Account" means the account of a Member which is maintained in accordance with the provisions of Section 3.07 hereof.

"Code" means the Internal Revenue Code of 1986, as amended and any successor thereto.  Any reference herein to specific sections of the Code shall be deemed to include a reference to any corresponding provisions of future law.

"Company" means Marketplace Home Mortgage – Webdigs, LLC a Minnesota limited liability company,

"Distribution" means the distributions to the Members of cash or other assets of the Company made from time to time pursuant to the provisions of this Agreement.

"Estimated Member Tax Liability" means 100% of the taxable income and gains of the Company as reported on the Company's federal partnership tax return for the fiscal year.

"Financial Rights" means a member's rights to share in Net Income and Net Losses and Distributions with respect to a membership interest in accordance with the terms of this Agreement.

"Governance Rights" means all of a member's rights as a member in the Company other than Financial Rights and the right to assign Financial Rights.

"Governor" means a natural person serving on the Board of Governors.

"Manager" means a person elected, appointed, or otherwise designated as a manager by the Board of Governors, and any other person considered elected as a Manager pursuant to the Act.

“Member” means a person reflected in the Required Records of the Company as the owner of one or more Membership Units of the Company, such person’s heirs, executors, administrators, personal representatives and successors and any assigns of Membership Units, Governance Rights or Financial Rights as permitted by the Act, the Articles of Organization, the Operating Agreement, and this Agreement and as reflected in the records of the Company.  When the Governance Rights and Financial Rights attributable to a Membership Unit have been separated and such separation is reflected in the Required Records of the Company, references to Member shall mean the holder of the Governance rights or Financial Rights related to such Membership Unit as appropriate in the context.

“Membership Unit” means one of the units created by this Member Control Agreement into which the Members’ ownership interests in the Company are divided, each such Membership Unit consisting of Governance Rights and Financial Rights, the right to assign such Membership Unit or the Financial Rights attributable to such Membership Unit, and to separate the Governance Rights and Financial Rights attributable to a Membership Unit and separately assign such rights, all in accordance with the Act, the Articles of Organization and Operating Agreement of the Company, and this Agreement.  When the Governance Rights and Financial Rights attributable to a Membership Unit have been separated and such separation is reflected in the Required Records of the Company, references to Membership Unit shall mean the Governance Rights or Financial Rights related to such Membership Unit as appropriate in the context.

"Membership Interest" means a Member's interest in the Company consisting of the Member's Financial Rights and Governance Rights with respect to the Company.

"Net Income" and "Net Losses" mean the profits and losses of the Company, as the case may be, as determined for federal income tax purposes as of the close of each of the fiscal years of the Company.

"Percentage Interest" as to any Member means the "Percentage Interest" reflected on Schedule A for such Member.

"Voting Interest" as to any Member means the "Voting Interest" reflected on Schedule A for such Member.

ARTICLE II
FIRST GOVERNORS

Section 2.01  First Governors.  The Governor of the Company shall be the following, who is hereby elected to hold office until her successors are elected and qualified pursuant to the Operating Agreement of the Company: Keith White and Robert Buntz

ARTICLE III
MEMBERSHIP INTERESTS/UNITS

Section 3.01  Membership Interests and Board Authority as to additional Membership Interests.  The names of the Members and their respective contributions and the agreed value thereof are reflected on Schedule A, which is attached hereto and incorporated herein by reference.  No additional contributions shall be accepted and Membership Interests granted by the Board without the consent of more than 52% of the outstanding Voting Interests. Upon such consent and the issuance of additional Membership Interests, Schedule A shall be appropriately amended.

Section 3.02  Terms of Membership Interests.  The original Membership Interests reflected in Schedule A are ordinary membership interests of one class, without series, and shall have the rights provided by law, subject to any statement in this Agreement of the specific rights or terms of such Membership Interests.

Section 3.03  Allocation of Net Income and Net Losses. Net Income and Net Losses shall be allocated annually among the Members based on their Percentage Interests as reflected on Schedule A.

Section 3.04  Operating Distributions.  Any distributions authorized by the Board other than Liquidating Distributions pursuant to Section 3.05 shall be distributed among the Members based on their Percentage Interests as reflected on Schedule A provided, however, that the Board shall annually distribute cash to the Members based on their Percentage Interests as reflected on Schedule A in an amount equal to the Estimated Member Tax Liability to the extent such a distribution is legally permitted.

Section 3.05  Liquidating Distributions.  If the Company is dissolved and (i) dissolution is not avoided under Section 5.01 and (ii) its business is being liquidated in accordance with Section 322B.873, Subd. 1, the Company shall cease to carry on its business, except to the extent necessary for the winding up of the business of the Company.  The Company shall thereafter be wound up and terminated as provided by the Act.  All tangible or intangible property of the Company, including money, remaining after the discharge of the debts, obligations, and liabilities of the Company shall be distributed to the Members as follows:

(a)           To the Members in proportion to, and to the extent of, the positive balances in their Capital Accounts; and

(b)           To the Members in accordance with their Percentage Interests as set forth on Schedule A.

Section 3.06  Voting.  Members shall be entitled to vote on all matters in proportion to their Voting Interests as set forth on Schedule A.  Section 3.07  Capital Accounts.  A Capital Account shall be established for each Member and shall be maintained in accordance with Treasury Regulation § 1.704-1(b).  Any Member who shall receive any Membership Interest in the Company or whose Membership Interest shall be increased by means of the transfer to such Member of any financial interest in the Company from another Member shall have a Capital Account that has been appropriately adjusted to reflect such transfer.  No interest shall be paid by the Company on capital contributions or on balances in Members' Capital Accounts.

Section 3.08  Additional Capital Contributions.  No Member shall have any obligation to make additional capital contributions to the Company or to fund, advance, or loan monies which may be necessary to pay deficits, if any, incurred by the Company during the term hereof.  Members may make loans to the Company from time to time, as authorized by the Board.  Any payment or transfer accepted by the Company from a Member which is not a capital contribution complying with Section 3.01 shall be deemed a loan and shall neither be treated as a contribution to the capital of the Company for any purpose hereunder, nor entitle such Member (as such) to any increase in such Member's Percentage Interest.  Any such loan shall be repaid at such times and with such interest (at rates not to exceed the maximum permitted by law) as the Board and the lending Member shall reasonably agree.

ARTICLE IV
TAX MATTERS

Section 4.01  Tax Characterization and Returns.  The Members acknowledge that the Company will be treated as a "partnership" for tax purposes.  Within 90 days after the end of each fiscal year, the Chief Manager will cause to be delivered to each person who was a Member at any time during such fiscal year a Form K-1 and such other information, if any, with respect to the Company as may be necessary for the preparation of such Member's federal or state income tax (or information) returns, including a statement showing each Member's share of income, gain, or loss and credits for such fiscal year for federal or state income tax purposes.

Section 4.02  Accounting Decisions.  All decisions as to accounting matters shall be made by the Board in its sole discretion and in accordance with GAAP and the requirements of the Securities & Exchange Commission.  The Company, at the sole discretion of the Board, also may make or revoke such elections as may be allowed pursuant to the Code, including the election referred to in Section 754 of the Code to adjust the basis of Company property.

Section 4.03  Tax Matters Partner.  The Board shall designate a Member to act on behalf of the Company as the "tax matters partner" within the meaning of Section 6231(a)(7) of the Code.

ARTICLE V
AGREEMENT TO AVOID DISSOLUTION

Section 5.01  Dissolution Avoidance Consent.  Each Member agrees that at the request of the Company and no later than 90 days after the occurrence of an event that terminates the continued membership of another Member in the Company (including the events enumerated in section 322B.80, Subd. 1, Clause (5) of the Act), each remaining Member shall consent to the continuation of the Company as a legal entity without dissolution and to the continuation of its business.

Section 5.02  Status of Terminated Member if Dissolution is Avoided.  If dissolution is avoided under 5.01, then the Member whose interest has terminated loses all Governance Rights and will be considered merely an assignee of the Financial Rights owned before the termination of Membership.

Section 5.03  The Purchase Membership Interest of Terminated Members.  If dissolution is avoided under 5.01, either the Company or the remaining Members shall be obligated to purchase the interest of the Member whose interest was terminated in accordance with the terms set forth in Article VIII.

ARTICLE VI
BUSINESS CONTINUATION AGREEMENT

Section 6.01  Agreement to Continue Business.  If one or more members fails to give the consent specified in Article V and the Company dissolves as a result, each Member agrees that the Company and the Members shall have the right to transfer the Company's assets and business to a successor limited liability company and to continue its business in such successor as provided in Section 6.02.

Section 6.02  Procedures to Transfer and Continue Business.  Following dissolution in the circumstances described in Section 6.01, the Board shall organize a new limited liability company (the "Successor") under the Act and shall prepare a plan of merger pursuant to which the Company would be merged into the Successor, which would be the surviving company, and the Membership Interests of the Members in the Company would be converted into Membership Interests in the Successor having substantially identical terms.  If approved by the Members of the Company (including Members voting pursuant to Section 322B.306, Subd. 3, Clause (2) of the Act), such merger shall be promptly effected in accordance with law.  Each Member agrees to waive dissenters' rights with respect to such merger.  If, notwithstanding the agreement in the previous sentence, a Member asserts dissenters' rights with respect to the merger, such rights are subject to the limitations and offsets provided by Section 322B.873, Subd. 3, of the Act.

ARTICLE VII
TRANSFERS OF INTERESTS

Section 7.01  Transfers.  A Member may assign the Member's full Membership Interest only by assigning all of the Member's Governance Rights coupled with a simultaneous assignment to the same assignee of all of the Member's Financial Rights as permitted in Article VIII herein.

ARTICLE VIII
BUY-SELL AGREEMENT

Section 8.01  Restrictions on Transfer of Membership Interest.

Section 8.01.1  Membership Interest Subject to this Agreement.  No membership interest, now owned or hereafter acquired by a Member, may be sold, assigned, encumbered, pledged, transferred or otherwise disposed of, whether voluntarily, involuntarily or otherwise, except to the Company or a Member either pursuant to the provisions of this Agreement, or with the unanimous written consent of all the Members and the Company.

Section 8.02  Purchase and Sale on Death of Member.

Section 8.02.1  Purchase by Surviving Members.  Upon the death of a Member (if dissolution is avoided under Section 5.01), the Company shall purchase, and the estate of the deceased Member shall sell, the membership interest of the deceased Member immediately prior to his death, at the price and upon the terms determined under Section 8.04 of this Agreement.

Section 8.03  Purchase and Sale During Member’s Lifetime.

Section 8.03.1  Involuntary; Transfer; Termination of Employment; or Dissolution.  If a Member is adjudicated a bankrupt or judgment is entered against a member and execution levied thereon, or a Member is declared incompetent and a legal guardian is appointed for the Member, if a Member is an individual employed with the Company and ceases to be an employee of the Company for any reason whatsoever, or if a member entity dissolves, sells substantially all of its assets/stock/membership (without prior written consent by the Company) and if dissolution is avoided under Section 5.01, the Company shall purchase all of the membership interest of the Company owned by such Member, and such Member shall sell all of his membership interest to the Company at the price and upon the terms determined under Section 8.04 of this Agreement.

Section 8.03.2  Disability.  In the event a Member suffers a total and permanent disability, and if dissolution is avoided under Section 5.01, the Company shall purchase, and the disabled Member shall sell, at the price and upon the terms determined under Section 8.04 of this Agreement, all of the membership interest of the Company then owned by the disabled Member.  For purposes of this Agreement, “total and permanent disability” shall mean physical or mental incapacity (as determined by a physician reasonably acceptable to the Members who are not disabled and to the purportedly disabled Member or his legal representative) to such an extent that the purportedly disabled Member is unable to devote full time and attention to the affairs of the Company for a period of six (6) consecutive months.

Section 8.03.3  Purchase and Sale at Member’s Option.  If a Member desires to sell or assign any part of their membership interest in the Company, retire, resign or otherwise terminate an interest pursuant to Minn. Stat. § 322B.80, Subd. 1, and dissolution is avoided under Section 5.01, the Company shall purchase said membership interest at the price and upon the terms determined under Section 8.04 of this Agreement.  To effect such a sale, the selling Members shall give written notice of his intention to sell or assign his membership interest in the Company by actual delivery or certified mail to the Company at its principal place of business.

Section 8.04  Purchase of Membership Interest.

Section 8.04.1  Purchase Price for Membership Interest of Member.  The purchase price for the membership interest of a Member pursuant to Section 5, 6, 7, 8.02.1, 8.03.1, 8.03.2, or 8.03.3 shall be equal to the “Membership Interest Value” determined in accordance with Section 8.04.2 hereof as of the last day of the calendar quarter (i.e., March 31, June 30, September 30, or December 31) of the Company immediately preceding the calendar quarter in which the event giving rise to a purchase under said sections occurs.

For purposes of this Agreement, the event giving rise to a purchase under Section 8.02.1, 8.03.1, 8.03.2, or 8.03.3 shall be considered to occur, respectively (A) in the case of Section 8.02.1, on the date of death of the Member; of (B) in the case of Section 8.03.1, on the date of termination of an employed Member’s employment, the date the Member is adjudicated as bankrupt or judgment is entered against the Member, the date the Member is declared incompetent, as the case may be; or (C) on the date of the end of the six-month period described in Section 8.03.2; or (D) on the date of dissolution, termination of business or sale of substantially all of a Member entity’s assets/stock/membership interest; or (E) on the date the written notice is given by the selling Member pursuant to Section 8.03.3.

Section 8.04.2  Determination of Membership Interest Value.  The “Membership Interest Value” of the Company shall be determined in the following manner.  The Membership Interest Value and corresponding payment shall be computed as an amount or percentage equaling the Member’s proportionate Membership Interest in the Company (as of the date set forth in Section 8.04.1) multiplied by the Company’s net profit for each complete calendar quarter commencing after the pertinent date referenced in Section 8.04.1 herein.  The Members shall be entitled to a quarterly net profit allocation (based upon the Membership Interest percentage owned by the Member as of the date referenced in Section 8.04.1) for each full year the Member owned a Membership Interest in the Company (i.e., a Member owning Membership Interest for five and one-half (5 ½ ) years shall be entitled to five (5) allocate quarterly net profit distributions).  For purposes of this Section, and a determination of Membership Interest Value, the term “Net Profit” shall be defined as gross revenue, less direct expense, overhead, long and short term liabilities, taxes and other expenses as historically computed by the Company’s accountant, and as otherwise computed by the Company’s accountant in his or her sole discretion.

Section 8.04.3  Payment for Membership Interest of a Member.  In the event of a purchase of a membership interest pursuant to Section 8.02.1, 8.03.1, 8.03.2, or 8.03.3 hereof, the first quarterly payment referenced in Section 8.04.2 shall be made by the Company at the closing set forth in Section 8.04.4 herein, with each successive quarterly payment made within thirty (30) days after each calendar quarter thereafter (depending upon the number of quarters referenced in Section 8.04.2);

Section 8.04.4  Closing.  The closing of the transaction for the purchase of a membership interest pursuant to Sections 8.02 and 8.03 hereof shall take place at the registered office of the Company unless another place is agreed upon in writing between each purchasing Member and the legal representative of a deceased Member’s estate, the guardian of an incompetent Member, or the selling Members, as the case may be.  Said closing shall take place within thirty (30) days after the first full calendar quarter following the occurrence of the event giving rise to the purchase.  Notice of the date and time of said closing shall be given by each purchasing Member to said representative, guardian, or selling Member.  When the initial quarterly payment has been made by the Company pursuant to this Section 8.04 for the Member’s membership interest, the member, or his legal representative or guardian, or his estate’s representative, as the case may be, shall cause the membership interest to be properly assigned to the Company, free and clear of all liens and encumbrances, and without the reservation of any interest therein by the selling Member, his estate, or his representative or guardian.  The selling and purchasing parties shall execute and deliver to each other at closing any additional documents which may be necessary to complete and carry out their respective undertakings hereunder.

Section 8.04.5  Settlement of Amounts Owed to Company.  At any closing of a purchase of a membership interest pursuant to this Agreement, the selling Member or his estate, as the case may be, shall pay in full to the Company the amount of any debt or liability owned by that Member to the Company.

ARTICLE IX
AMENDMENTS

Section 9.01  Amendment of Agreement.  No change, modification or amendment of this Agreement shall be valid or binding unless such change, modification or amendment shall be in writing signed by 52% of the Voting Interests; provided, however, in no event may this Agreement be amended to provide for less than unanimous consent to avoid dissolution under Section 5.01.

ARTICLE X
RELATIONSHIP WITH MARKETPLACE HOME MORTGAGE, LLC

Section 10.01  Operations.  Marketplace Home Mortgage, LLC (“MHM”) will provide all administration, legal, accounting, closing, delivery, marketing, payroll, and general business and/or administrative services for the Company.  The Company will be responsible and/or liable for its allocated costs of such MHM services.  All income and expenses shall be accounted and/or maintained separately for the Company.  MHM’s finance team  shall provide the Company and all members (see Schedule A) with detailed financial reports (see Schedule B).  Due to Webdigs, Inc. publically traded status, MHM  will provide all financial reports, and internal control documentation as is deemed necessary by Webdigs, Inc. in order that Webdigs, Inc. can meet it’s reporting obligations for the Securities and Exchange Commission on a timely basis.   Details of pricing and required financial reports are disclosed in detail in Schedule B (see attached).

Section 10.02  Policies, Procedures and Pricing.  The Members agree and acknowledge that the board of governors for MHM will set all policies, procedures and pricing with respect to the operations of the Company, and agree to vote their membership interest as set forth in Schedule A hereto in support of such policies, procedures and pricing established by the MHM board of governors from time-to-time.

Section 10.03  Use of Name.  The Members acknowledge and agree that the Company must include or share the name Marketplace Home Mortgage and derivations thereof, and may only be amended or changed with the approval of MHM and/or its board of governors.

ARTICLE XI
VOTING AGREEMENT

Section 11.01 Voting Agreement.  Members holding Membership Units/Membership Interest in the Company shall be entitled to vote on all matters in proportion to their Membership Units/Membership Interest as set forth on Schedule A hereto.  Notwithstanding anything set forth in this Agreement, the Company’ Articles of Organization, or the Company’s Operating Agreement, the affirmative vote of Fifty Two  Percent (52%) or greater of the outstanding Membership Units/Membership Interest shall be required with respect to any of the following:

(a)           The amendment, restatement or modification of the Company’s Articles ofOrganization, Operating Agreement, Member Control Agreement (as amended) orSchedule A to the Member Control Agreement.

(b)           The issuance or redemption of any Membership Units/Interest or any modification oramendment to any governing/voting, financial, equity or Membership Units/Interest asidentified on Schedule A to the Member Control Agreement.

(c)           The appointment, election or termination of the position or duties of any Member,Boardof Governor, officer or employee of the Company.

(d)           The payment, compensation or bonus to a Member, Governor, manager, officer,employee, affiliate, contractor or other individual or entity with a financial or businessinterest in the Company.

(e)           Determination of the modification to, or authorization for, salaries, commissions, bonusor other compensation paid to any Member, Governor, officer or employee ofthe Company.

(f)           The declaration of any distribution or dividend on any Membership Units/Interest of the Company or any affiliate/subsidiary thereof, or the declaration of anydistribution, dividend or equity issuance or distribution relating to any separate entity which possesses a business or other financial interest in the Company.

(h)           The sale, lease, or license of substantially all of the Assets of the Company, or themerger, consolidation or acquisition of the Company, or the bankruptcy or dissolution ofthe Company.

(i)           Any loan, advance, capital contribution or significant contractual commitment (inexcess of $10,000.00 in any calendar year) between the Company and any non-affiliatedsubsidiary or related person, firm or entity.

(j)           The change in policy, structure or procedure of the Company’s current businessplatform, model or business structure (i.e., how the Company prices, funds and deliversloans).

(k)           The establishment, modification, amendment, agreement or other arrangements withany non-affiliated, subsidiary or related individuals or entities with contractualcommitments, dividend income, or services purchased or provided by the Company or to the Company in excess of $10,000.00 in any calendar year.

(l)           Any loan, advance, capital contribution or contractual commitment, or theestablishment, modification, amendment, agreement or arrangement with an affiliated,parent, subsidiary or closely related entity (co-owned by the Company or any Member) valued or costing in excess of $1,000.00 in any calendar year.

ARTICLE XII
MISCELLANEOUS

Section 12.01  Governing Law.  This Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the State of Minnesota.

Section 12.02  Binding Effect.  This Agreement will be binding upon and inure to the benefit of the Members, and their respective distributees, successors and assigns.

Section 12.03  Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid, and enforceable.

Section 12.04  Multiple Counterparts.  This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.  However, in making proof hereof it will be necessary to produce only one copy hereof signed by the party to be charged.

Section 12.05  Additional Documents and Acts.  Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the transactions contemplated hereby.

Section 12.06  No Third Party Beneficiary.  This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns, and no other person will have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

Section 12.07  Notices.  Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice.  Such notices will be given to a Member at the address specified in the Company's Required Records.  Any Member or the Company may, at any time by giving five (5) days' prior written notice to the other Members and the Company, designate any other address in substitution of the foregoing address to which such notice will be given.

Section 12.08  Confidential Information.  All members acknowledge that in the course of this Agreement, each may acquire information about the other, including but not limited to business plans and operations, technical information, trade secrets, copyrighted material and client and financial information, all of which shall be deemed to be confidential information (“Confidential Information”). The term confidential information shall not include any information that was in the possession of the possessing party prior to the execution of this Agreement: was developed independently by or on behalf of the possessing party; or was disclosed to the possessing party by a third party not having an obligation of confidence to the other party. All confidential Information shall be maintained under secure condition, using reasonable security measures. Each party will keep the other Party’s Confidential Information strictly confidential. Neither Party to this agreement shall be entitled to use the Confidential Information obtained from the other, for purposes other than those contemplated by this Agreement, nor disclose such information to any third party., without the express prior written consent of the Party affected by any such disclosure; provided such restriction shall not apply to any information that must be disclosed as the result of a bona fide legal proceeding or regulatory request as long as advance notice of such disclosure is given by the possessing party to the other party.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date set forth above.

MARKETPLACE HOME
MORTGAGE - WEBDIGS, LLC

By: _____________________________
       President_________________

Marketplace Home Mortgage, LLC

By:______________________________
President

Webdigs, Inc.

By:______________________________
Chairman and CEO

MARKETPLACE HOME MORTGAGE - WEBDIGS, LLC
MEMBER CONTROL AGREEMENT

Schedule  A

Members	Membership Interest percentage	Percentage Interest	Voting Interest	Capital Contribution
Webdigs, Inc.	49%	49%	49%	$22,136 assets
Marketplace Home Mortgage, LLC.	51%	51%	51%	$23,040 cash

 MARKETPLACE HOME MORTGAGE - WEBDIGS, LLC
MEMBER CONTROL AGREEMENT

Schedule  B

List of documents to be delivered to Webdigs, Inc no later than 20 calendar days after the end of the previous month

Financial Reports
•	Income statement
o	With details of all expenses easily accessible by Webdigs, Inc.
•	Balance sheet
o	With details of all significant balances available
o	Extract of all cash account movements for the previous month to be provided with the balance sheet
o	Analysis of member equity account (if there are any movements other than profit for month0
•	Mortgage closing data – worksheet with all loans closed that ties to financial staements
o	Customer
o	Loan officer
o	Source of leads
o	Profit per loan
o
•	Pipeline of loans in process at month end for future months
•	Investments in fixed asset summary

Marketplace Home Mortgage, LLC, Marketplace Home Mortgage Webdigs and Webdigs, Inc. agree to work together to meet all information requirements required for Webigs, Inc. SEC’ reporting deadlines. Both parties acknowledge that on occasion, data may not be available within 20 calendar days of the end of the month.   Nevertheless, all parties agree to collaborate to ensure that sufficient  information will be provided to enable Webdigs, Inc. to meet its SEC reporting deadlines.